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                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS
                   -----------------------------------------


As independent public accountants, we hereby consent to the use of our report dated July 18, 2000, and to all references to our firm included in or made a part of this registration statement of Nuveen Flagship Multistate Trust IV (comprising the Nuveen Flagship Kansas Municipal Bond Fund, Nuveen Flagship Kentucky Municipal Bond Fund, Nuveen Flagship Michigan Municipal Bond Fund, Nuveen Flagship Missouri Municipal Bond Fund, Nuveen Flagship Ohio Municipal Bond Fund and Nuveen Flagship Wisconsin Municipal Bond Fund).


ARTHUR ANDERSEN LLP

Chicago, Illinois
September 26, 2000